Exhibit 10.8.5
FOURTH AMENDMENT
TO
THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into this 14th day of January, 2010, by and between Silicon Valley Bank (“Bank”) and Crossroads Systems (Texas), Inc., a Texas corporation (“Borrower”) whose address is 11000 North MoPac, Austin, Texas 78759.

Recitals

A.           Bank and Borrower have entered into that certain Third Amended and Restated Loan and Security Agreement dated as of December 31, 2007, as amended by that certain First Amendment to Loan and Security Agreement by and between Bank and Borrower dated as of February 11, 2008, as amended by that certain Second Amendment to Third Amended and Restated Loan and Security Agreement by and between Bank and Borrower dated as of January 8, 2009, as amended by that certain Third Amendment to Third Amended and Restated Loan and Security Agreement dated July 29, 2009 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B.           Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.           Borrower has requested that Bank amend the Loan Agreement to (i) extend the Revolving Line Maturity Date, (ii) revise the financial covenants and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.           Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.           Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.           Amendments to Loan Agreement.

2.1   Section 2.3 (Payment of Interest on the Credit Extensions).  Section 2.3 (a) is amended in its entirety and replaced with the following:

(a) Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to one half of one (0.50) percentage point above the Prime rate, which interest shall be payable monthly in accordance with Section 2.3(f) below.

2.1          Section 6.2 (Financial Statements, Reports, Certificates). Section 6.2 amended in its entirety and replaced with the following:

6.2 Financial Statements, Reports, Certificates.

(a)           Deliver to Bank: (i) at such times as there are outstanding Advances under the Revolving Line, as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer and in form acceptable to Bank; (ii) as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting to Bank in its reasonable discretion; (iii) within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt (iv) in the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or link thereto on Borrower’s or another website on the Internet; (v) a prompt report of any legal actions pending or threatened against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of One Hundred Fifty Thousand Dollars ($150,000) or more; (vi) prompt notice of an event that materially and adversely affects the value of the intellectual property; (vii) prompt report of any complaints filed with the Texas Workforce Commission (“TWC”) against Borrower in the aggregate of $25,000 or more; and (viii) budgets, sales projections, operating plans and other financial information reasonably requested by Bank.

(b)           At such times as there are outstanding Advances under the Revolving Line. Within thirty (30) days after the last day of each month, deliver to Bank a duly completed Borrowing Base Certificate signed by a Responsible Officer, with aged listings of accounts receivable and accounts payable (by invoice date).

(c)           At such times as there are outstanding Advances under the Revolving Line. Within thirty (30) days after the last day of each month, deliver to Bank with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer [setting forth calculations showing compliance with the financial covenants set forth in this Agreement].

(d)           Allow Bank to audit Borrower’s Collateral at Borrower’s expense. Such audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing.

(e)           Within thirty (30) days of approval by Borrower’s board of directors, and in any event no later than January 31 of each year, deliver to Bank financial projections and an annual budget for the upcoming fiscal year approved by Borrower’s board of directors.

2.2          Section 6.7 (Financial Covenants). Section 6.7 is amended in its entirety and replaced with the following:

Borrower shall maintain at all times, to be tested as of the last day of each month, unlessotherwise noted:

(i)Quick Ratio. A ratio of unrestricted cash and investments with Bank plus Accounts divided by Current Liabilities of at least 1.25 to 1.00.

(ii) Minimum Tangible Net Worth: Maintain a Tangible Net Worth of at least $4,000,000 plus 50% of new equity and Subordinated Debt and 50% of net income, adjusted monthly but not decrease based on losses, if any.

(iii) Liquidity Requirement. Unrestricted cash and Cash Equivalents on deposit with Bank in an aggregate amount of not less than $2,000,000.

2.3          Section 13 (Definitions).  The following terms and their respective definitions set forth in Section 13.1 are amended in their entirety and replaced with the following:

“Availability Amount” is (a) lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and minus (c) the outstanding principal balance of any Advances.

“Borrowing Base” is the sum of (a) $2,000,000 (provided that Borrower maintains at least $4,000,000 in unrestricted cash with or through Bank at all times) plus (b) 80% of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Revolving Line Maturity Date” is December 29, 2010

2.4          Section 13 (Definitions). Items “(c)” and “(h)” under the term “Eligible Accounts” as defined in Section 13.1 of the Loan Agreement is amended in its entirety and replaced with the following:

(c) Accounts billed in the United States and owing from an Account debtor which does not have its principal place of business in the United States or Canada unless such Accounts are otherwise Eligible Accounts and (i) covered in full by credit insurance satisfactory to Bank, less any deductible, (ii) supported by letters(s) of credit acceptable to Bank, (iii) supported by a guaranty form the Export-Import Bank of the United States, or (iv) that Bank otherwise approves of in writing; provided that the limitation set forth in this subsection © shall not apply to Account Debtors Hewlett Packard, Solectron and IBM, up to $2,000,000 in the aggregate;

(h) Account owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty five percent (25%) of all Accounts, except for Hewlett Packard, IBM, ADIC, Storagetek, Solectron and EMC, for which such percentage is forty percent (40%) for the amounts that exceed the percentage, unless Bank approves in writing;

2.6           Section 5.3 (Account Receivable, Inventory) and Section 13.1 (Definitions). The amendment to the Loan Agreement referred to in Section 2.1 of that certain Third Amendment to Third Amended and Restated Loan and Security Agreement by and between Bank and Borrower dated as of July 29, 2009 is hereby removed and the term “Eligible Accounts” shall not include accounts receivable which are unbilled.

2.7           Exhibit E to the Loan Agreement (Conversion Terms). The terms and conditions stated in Exhibit E – Conversion Terms of the Loan Agreement shall no longer be applicable.

3.           Limitation of Amendments.

3.1           The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2           This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.           Representations and Warranties.  To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1           Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2           Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3           The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4           The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5           The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower1;

4.6           The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7           This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.           Integration.  This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

6.           Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7.           Effectiveness.  This Amendment shall be deemed effective of December 30, 2009, upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) Borrower’s payment of an amendment fee in an amount equal to $15,000.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER

Silicon Valley Bank	Crossroads Systems (Texas), Inc.

By:	By:
Name:	Name:
Title:	Title: